EXECUTION COPY

SECURED TERM LOAN AGREEMENT

Dated as of April 22, 2005,

among

NORWAY HOLDINGS SPV, LLC,

NORWAY ACQUISITION SPV, LLC,
as Borrower,

THE LENDERS NAMED HEREIN,

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
as Syndication Agent

and

J.P. MORGAN SECURITIES INC.	and	MERRILL LYNCH, PIERCE,
FENNER & SMITH INCORPORATED,

as Co-Lead Arrangers and Joint Bookrunners

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Page

ARTICLE IV

Conditions

SECTION 4.01. Closing	19

ARTICLE V

Covenants

SECTION 5.01. Notices of Material Events	21
SECTION 5.02. Existence	21
SECTION 5.03. Compliance with Laws	21
SECTION 5.04. Use of Proceeds	21
SECTION 5.05. Further Assurances	21
SECTION 5.06. No Activities	22
SECTION 5.07. Amendment of Material Documents	22
SECTION 5.08. Convertible Notes and Warrants	22

ARTICLE VI

Events of Default

ARTICLE VII

The Administrative Agent

ARTICLE VIII

Miscellaneous

SECTION 8.01. Notices	26
SECTION 8.02. Survival of Agreement	27
SECTION 8.03. Binding Effect	27
SECTION 8.04. Successors and Assigns	27
SECTION 8.05. Expenses; Indemnity; Damage Waiver	30
SECTION 8.06. Right of Setoff; Waiver by Borrower	31
SECTION 8.07. Applicable Law	32
SECTION 8.08. Waivers; Amendments	32
SECTION 8.09. Interest Rate Limitation	33
SECTION 8.10. Entire Agreement	33
SECTION 8.11. WAIVER OF JURY TRIAL	33

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Page

SECTION 8.12. Severability	33
SECTION 8.13. Counterparts	33
SECTION 8.14. Headings	34
SECTION 8.15. Jurisdiction; Consent to Service of Process	34
SECTION 8.16. Confidentiality	34
SECTION 8.17. USA Patriot Act	35

EXHIBIT A Form of Blocked Account Agreement
EXHIBIT B Form of Borrowing Request
EXHIBIT C Form of Collateral Agreement
EXHIBIT D Form of Guarantee Agreement

SCHEDULE 2.01 Share of Loans

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     SECURED TERM LOAN AGREEMENT dated as of April 22, 2005 (this “Agreement”), among NORWAY HOLDINGS SPV, LLC, a Delaware limited liability company (“Holdings”), NORWAY ACQUISITION SPV, LLC, a Delaware limited liability company (the “Borrower”), the LENDERS (as defined in Article I), and JPMORGAN CHASE BANK, N.A., a national banking association (“JPMCB”), as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders.

          Pursuant to (i) an Agreement and Plan of Merger (the “Merger Agreement”) dated as of the date hereof among The Nasdaq Stock Market, Inc., a Delaware corporation (the “Guarantor”), Norway Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of the Guarantor (“Merger Sub”), and Instinet Group Incorporated, a Delaware corporation (the “Seller”), Merger Sub will merge with and into the Seller, with the Seller surviving such merger as a wholly owned subsidiary of the Guarantor (the “Acquisition”) and (ii) a Transaction Agreement (the “VAB Transaction Agreement”) dated the date hereof among the Guarantor, Merger Sub and Iceland Acquisition Corp., a Delaware corporation (“VAB Acquisition Sub”) all the capital stock of which is owned by affiliates of Silver Lake Partners (“SLP”), the Guarantor will, immediately upon completion of the Acquisition, sell the assets, liabilities and capital stock of the subsidiaries of the Seller that comprise its VAB business to VAB Acquisition Sub.

          In order to obtain a portion of the financing for the Acquisition, the Guarantor will issue on the Effective Date (such term, and each other capitalized term used and not defined in this preamble, shall have the meaning assigned thereto in Article I) $205,000,000 aggregate principal amount of newly issued Convertible Notes, together with the Warrants, to the Borrower for an aggregate purchase price of $205,000,000 in cash. The Borrower has requested the Lenders to extend credit, subject to the terms and conditions herein, in the form of the Loans on the Effective Date, the proceeds of which will be deposited by the Administrative Agent directly in the Blocked Account in satisfaction of the Borrower’s obligations to pay the purchase price of the Convertible Notes and the Warrants. The Loans shall be (a) secured by the Convertible Notes and the Warrants and (b) guaranteed by (i) the Guarantor, which guarantee shall be secured by the cash deposited in the Blocked Account, which shall include the proceeds from the sale of the Convertible Notes and the Warrants and the Additional Amounts, and (ii) Holdings, which guarantee shall be secured by all of the issued and outstanding equity interests of the Borrower (the “Borrower Equity”).

          In connection with the foregoing, Holdings has obtained the Sponsor Commitment Letter pursuant to which the Sponsors commit to provide to Holdings, and Holdings commits to provide to the Borrower, a cash contribution in an amount of not less than $205,000,000 upon the consummation of the Acquisition. In the event the Acquisition shall not have been consummated on or prior to the Maturity Date, the Convertible Notes shall be redeemed by the Guarantor at the adjusted issue price thereof plus accrued interest.

          The Lenders are willing to extend the Loans to the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

          SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

          “ABR”, when used in reference to the Loans, refers to whether the Loans are bearing interest at a rate determined by reference to the Alternate Base Rate.

          “Acquisition” shall have the meaning assigned thereto in the preamble to this Agreement.

          “Additional Amounts” shall have the meaning assigned thereto in the Guarantee Agreement.

          “Adjusted LIBO Rate” shall mean, with respect to any Eurodollar Loan for each day during each Interest Period pertaining to such Eurodollar Loan, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the product of (a) the LIBO Rate in effect for such Interest Period and (b) Statutory Reserves.

          “Administrative Agent” shall have the meaning assigned thereto in the preamble to this Agreement.

          “Administrative Questionnaire” shall mean an administrative questionnaire in a form supplied by the Administrative Agent.

          “Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

          “Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

          “Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender or Lenders and an assignee (with the consent of any party whose consent is required pursuant to Section 8.04) in a form approved by the Administrative Agent.

          “Authorized Officer” of any person shall mean any executive officer, managing member, the chief financial officer, principal accounting officer, treasurer or controller of such person.

          “Blocked Account” shall mean account number 10221794 in the name of the Guarantor maintained by the Financial Institution at its New York office.

          “Blocked Account Agreement” shall mean the Blocked Account Control and Security Agreement dated the date hereof between JPMorgan Chase Bank, N.A., in its capacity as the Financial Institution, the Administrative Agent and the Guarantor, relating to the Blocked Account, substantially in the form of Exhibit A hereto.

          “Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

          “Borrower” shall have the meaning assigned thereto in the preamble to this Agreement.

          “Borrower Equity” shall have the meaning assigned thereto in the preamble to this Agreement.

          “Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.02 and substantially in the form of Exhibit B hereto or such other form as shall be reasonably acceptable to the Administrative Agent.

          “Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in New York City, New York are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

          “Change in Law” shall mean (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.08(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

          “Charges” shall have the meaning assigned thereto in Section 8.09.

          “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

          “Collateral” shall mean any and all “Pledged Collateral” and “Blocked Account Collateral”, as defined in the Collateral Agreement and the Blocked Account Agreement, respectively.

          “Collateral Agreement” shall mean the Collateral Agreement among Holdings, the Borrower and the Administrative Agent, substantially in the form of Exhibit C hereto.

          “Collateral and Guarantee Requirement” shall mean, at any time, the requirement that:

          (a) the Borrower Equity and, immediately upon the borrowing of the Loans, the Convertible Notes and the Warrants, shall have been pledged pursuant to the Collateral Agreement and the Administrative Agent shall have received certificates or other instruments representing all such Convertible Notes and Warrants and all such Borrower Equity, together with undated stock powers and note powers, as applicable, with respect thereto endorsed in blank;

          (b) the Administrative Agent shall have received (i) from Holdings and the Borrower, a counterpart of the Collateral Agreement, (ii) from the Guarantor a counterpart of each of the Guarantee Agreement and the Blocked Account Agreement and (iii) from the Financial Institution, a counterpart of the Blocked Account Agreement; and

          (c) each of Holdings and the Borrower shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of the Collateral Agreement and the granting by it of the Liens thereunder, and the Guarantor shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of the Guarantee Agreement and the Blocked Account Agreement and the performance of its obligations thereunder, including the consent of the holder of the SunTrust Note.

          “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

          “Convertible Notes” shall mean $205,000,000 aggregate principal amount of 3.75% Series A Convertible Notes due 2012 issued by the Guarantor to the Borrower on the Effective Date pursuant to the Convertible Notes Documents.

          “Convertible Notes Documents” shall mean (i) the Indenture, (ii) the Securities Purchase Agreement, (iii) the Warrants and (iv) all side letters, instruments, agreements and other documents evidencing or governing the Convertible Notes or the Warrants, affecting the terms thereof or entered into in connection therewith, including all schedules, exhibits and annexes to each of the foregoing.

          “Default” shall mean any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

          “dollars” or “$” shall mean lawful money of the United States of America.

          “Effective Date” shall mean the date on which the conditions set forth in Section 4.01 are satisfied (or waived in accordance with Section 8.08).

          “Eurodollar”, when used in reference to the Loans, refers to whether the Loans are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

          “Event of Default” shall have the meaning assigned thereto in Article VI.

          “Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above and (c) in the case of a Foreign Lender, any withholding tax that (i) is in effect and would apply to amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to any withholding tax pursuant to Section 2.10(a), or (ii) is attributable to such Foreign Lender’s failure to comply with Section 2.10(e).

          “Federal Funds Effective Rate” shall mean, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the per annum rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

          “Financial Institution” shall mean JPMorgan Chase Bank, N.A., in its capacity as the “Securities intermediary” and/or the “Bank” in respect of the Blocked Account.

          “Foreign Lender” shall mean any Lender that is not organized under the laws of the United States of America, any State thereof or the District of Columbia.

          “Governmental Authority” shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality, regulatory body or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

          “Guarantees” shall mean the guarantee of the Obligations of the Borrower hereunder by (i) the Guarantor pursuant to the Guarantee Agreement and (ii) Holdings pursuant to the Collateral Agreement.

          “Guarantee Agreement” shall mean the Guarantee Agreement dated the date hereof among the Guarantor, the Borrower and the Administrative Agent substantially in the form of Exhibit D hereto.

          “Guarantor” shall have the meaning assigned thereto in the preamble to this Agreement.

          “Holdings” shall have the meaning assigned thereto in the preamble to this Agreement.

          “Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

          “Indemnitee” shall have the meaning assigned thereto in Section 8.05(b).

          “Indenture” shall mean the Indenture, dated as of April 22, 2005, between the Guarantor and Law Debenture Company of New York, as trustee, under which the Convertible Notes are issued.

          “Information” shall have the meaning assigned thereto in Section 8.16.

          “Interest Election Request” means a request by the Borrower to convert or continue the Loans in accordance with Section 2.01(c).

          “Interest Period” shall mean, with respect to any Loan, the period commencing on the date on which such Loan is made and ending on the numerically corresponding day in the calendar month that is one, two or three months thereafter, as the Borrower may elect, provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the next succeeding calendar month.

          “JPMCB” shall have the meaning assigned thereto in the preamble to this Agreement.

          “Lenders” shall mean (a) the Lenders set forth on the signature pages hereto and (b) any financial institution that has become a party hereto pursuant to an Assignment and Assumption.

          “LIBO Rate” shall mean, with respect to any Eurodollar Loan for any Interest Period, the rate of interest appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate of interest for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Loan for such Interest Period shall be the rate at which dollar deposits of a comparable amount and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

          “Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

          “Loan Documents” shall mean this Agreement, the Collateral Agreement, the Guarantee Agreement and the Blocked Account Agreement.

          “Loans” shall mean the loans made by the Lenders to the Borrower pursuant to this Agreement.

          “Margin Stock” shall have the meaning assigned thereto in Regulation U.

          “Maturity Date” shall mean the earliest of (i) the Closing Date (as defined in the Merger Agreement), (ii) if the Merger Agreement terminates or is terminated, the later of (x) the date on which the Merger Agreement terminates or is terminated and (y) October 24, 2005, and (iii) April 22, 2006.

          “Maximum Rate” shall have the meaning assigned thereto in Section 8.09.

          “Merger Agreement” shall have the meaning assigned thereto in the preamble to this Agreement.

          “Merger Sub” shall have the meaning assigned thereto in the preamble to this Agreement.

          “MLCC” shall mean Merrill Lynch Capital Corporation.

          “Obligations” shall have the meaning assigned thereto in the Guarantee Agreement.

          “Other Taxes” shall mean any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

          “Participant” shall have the meaning assigned thereto in Section 8.04.

          “person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

          “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City, New York.

          “Register” shall have the meaning assigned thereto in Section 8.04.

          “Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

          “Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

          “Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

          “Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and their respective directors, officers, employees, agents and advisors of such person and such person’s Affiliates.

          “Required Lenders” shall mean (a) at any time that either (i) JPMCB holds less than 56% of the outstanding Loans at such time or (ii) MLCC’s Remaining Relative Hold is less than JPMCB’s Remaining Relative Hold, Lenders having Loans representing more than 50% of the outstanding Loans at such time, and (b) at any other time, JPMCB and MLCC.

          “Remaining Relative Hold” shall mean, with respect to any Lender at any time, a fraction, the numerator of which is the aggregate principal amount of Loans held by such Lender at such time, and the denominator of which is the aggregate principal amount of Loans held by such Lender on the Effective Date.

          “Securities Purchase Agreement” shall mean the Securities Purchase Agreement dated as of April 22, 2005, between the Borrower and the Guarantor, pursuant to which the Convertible Notes and the Warrants are purchased.

          “Securityholders Agreement” shall mean the Amended and Restated Securityholders Agreement, dated as of April 22, 2005, among the Guarantor, the Borrower, certain affiliates of the Sponsors and certain other securityholders party thereto.

          “Seller” shall have the meaning assigned thereto in the preamble to this Agreement.

          “SLP” shall have the meaning assigned thereto in the preamble to this Agreement.

          “Sponsor Commitment Letter” shall mean the subscription agreements dated as of the Effective Date between each of the Sponsors and Holdings, and Holdings and the Borrower, in each case for the benefit of the Guarantor pursuant to which the Sponsors commit to provide Holdings, and Holdings commits to provide the Borrower, with funds necessary to repay the Loans, together with all accrued interest thereon and all fees and other amounts payable hereunder, in each case upon consummation of the Acquisition.

          “Sponsors” shall mean SLP, Hellman & Friedman LLC and their respective Affiliates.

          “Statutory Reserves” shall mean for any day as applied to any Eurodollar Loan a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board for Eurocurrency Liabilities (as defined in Regulation D of the Board) or any other banking authority (domestic or foreign). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

          “subsidiary” shall mean with respect to any person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

          “SunTrust Note” shall mean the Promissory Note, dated May 19, 1997, made by the Guarantor in the original principal amount of $25,000,000 and made payable to SunTrust Bank.

          “Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

          “Transactions” shall have the meaning assigned thereto in Section 3.02.

          “VAB Acquisition Sub” shall have the meaning assigned thereto in the preamble to this Agreement.

          “VAB Transaction Agreement” shall have the meaning assigned thereto in the preamble to this Agreement.

          “Warrants” shall mean the Series A Warrants issued to the Borrower pursuant to the Securities Purchase Agreement.

          SECTION 1.02. Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any person shall be construed to include such person’s successors and assigns and (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.

ARTICLE II

The Credits

          SECTION 2.01. Loans; Maturity. (a) On the terms, subject to the conditions and in reliance upon the representations and warranties of Holdings and the Borrower herein set forth, the Lenders agree to make Loans to the Borrower on the Effective Date in an aggregate amount not to exceed $205,000,000, each Lender’s respective share of such Loans being set forth in Schedule 2.01 hereto. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, provided that the commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Amounts paid or prepaid with respect to Loans may not be reborrowed.

          (b) At any given time, the Loans shall be comprised entirely of ABR Loans or Eurodollar Loans, in each case as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. The Loans initially shall be of the type specified in the Borrowing Request and, in the event the Loans are initially Eurodollar Loans, shall have an initial Interest Period as specified in the Borrowing Request. Thereafter, the Borrower may elect to convert the Loans to a different type and, in the case of Eurodollar Loans, may elect Interest Periods therefor, all as provided in this Section. To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by (a) in the case of a conversion of an ABR Loan to a Eurodollar Loan or an election of an Interest Period with respect to a Eurodollar Loan, not later than 11:00 a.m., New York City time, three Business Days before the date of such conversion or election or (b) in the case of a conversion of a Eurodollar Loan to an ABR Loan, not later than 11:00 a.m., New York City time, one Business Day before the date of such conversion. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower. Each telephonic and written Interest Election Request shall specify the following information:

     (i) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

     (ii) whether the Loans will be ABR Loans or Eurodollar Loans following such election; and

     (iii) if the Loans will be Eurodollar Loans, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests the Loans to be Eurodollar Loans but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof. If the Borrower fails to deliver a timely Interest Election Request with respect to Eurodollar Loans prior to the end of the Interest Period applicable thereto, then, unless the Loans are repaid as provided herein, at the end of such Interest Period the Loans shall be converted to ABR Loans. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) the Loans may not be converted to or continued as Eurodollar Loans and (ii) unless repaid, Eurodollar Loans shall be converted to ABR Loans at the end of the Interest Period applicable thereto.

          (c) The Loans will mature and be due and payable, together with all accrued interest thereon and all amounts payable pursuant to Section 2.09, on the Maturity Date.

          SECTION 2.02. Requests for Loans. To request a Loan, the Borrower shall notify the Administrative Agent of such request by telephone (a) if the Loans are initially to be Eurodollar Loans, not later than 11:00 a.m., New York City time, three Business Days before the Effective Date or (b) if the Loans are initially to be ABR Loans, not later than 11:00 a.m., New York City time, one Business Day before the Effective Date. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information:

     (a) the aggregate amount of the requested Loan;

     (b) the date of such Loan, which shall be a Business Day;

     (c) whether the Loans will initially be ABR Loans or Eurodollar Loans; and

     (d) in the case of Eurodollar Loans, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”.

          SECTION 2.03. Funding of Loans. (a) Each Lender shall make each Loan to be made by it hereunder on the Effective Date by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make the Loans available to the Borrower by promptly crediting the amounts so received, in like funds, and the Borrower hereby requests that the Administrative Agent deposit such amounts in, the Blocked Account.

          (b) Unless the Administrative Agent shall have received notice from a Lender prior to the Effective Date that such Lender will not make available to the Administrative Agent such Lender’s share of the Loans, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption and in its sole discretion, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the Loans available to the Administrative Agent, then the applicable Lender agrees to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s share of the Loans.

          SECTION 2.04. Evidence of Debt. (a) The Administrative Agent shall maintain accounts in which it will record (i) the amount of Loans made hereunder, (ii) the amount of any principal or interest to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower or the Guarantor and each Lender’s share thereof.

          (b) The entries made in the accounts maintained pursuant to paragraph (a) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with their terms.

          (c) Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive a promissory note payable to such Lender and its registered assigns, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 8.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.

          SECTION 2.05. Interest on Loans. (a) Loans comprising Eurodollar Loans shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect plus 0.25% per annum and Loans comprising ABR Loans shall bear interest at the Alternate Base Rate.

          (b) If any principal of or interest on the Loans or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of the Loans, 2% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, to the extent permitted by applicable law, 2% per annum plus the Alternate Base Rate from and including the date of such non-payment to but excluding the date on which such amount is paid in full.

          (c) Accrued interest on each Loan shall be payable in arrears on the Maturity Date, provided that (i) interest accrued pursuant to paragraph (b) shall be payable on demand and (ii) in the event of any prepayment or repayment of any Loan, accrued interest on the principal amount prepaid or repaid shall be payable on the date of such prepayment or repayment.

          (d) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Adjusted LIBO Rate or Alternate Base Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

          SECTION 2.06. Alternate Rate of Interest. In the event and on each occasion that on the day two Business Days prior to the commencement of any Interest Period the Administrative Agent shall have determined that dollar deposits in the principal amounts of the Loans are not generally available in the London interbank market, or that the rates at which such dollar deposits are being offered will not exceed the cost to any Lender of making or maintaining its Loan, or that reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or telecopy notice of such determination to the Borrower and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, the Loans shall bear interest at the Alternative Base Rate. Each determination by the Administrative Agent hereunder shall be conclusive absent manifest error.

          SECTION 2.07. Prepayment. The Borrower may at any time and from time to time prepay Loans in whole or in part, without premium or penalty (subject to Section 2.09). Partial prepayments shall be in an aggregate principal amount equal to $1,000,000 or an integral multiple of $100,000 in excess thereof, or equal to the entire remaining aggregate unpaid principal amount of the Loans. The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of Loans to be prepaid.

          SECTION 2.08. Increased Costs. (a) If any Change in Law (other than with respect to Taxes, which are addressed in Section 2.10) shall:

     (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

     (ii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

     (b) If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

     (c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender, the amount shown as due on any such certificate within 10 days after receipt thereof.

     (d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

          SECTION 2.09. Break Funding Payments. In the event of (a) the payment of any principal of Eurodollar Loans other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of Eurodollar Loans other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow or prepay Eurodollar Loans on the date specified in any notice delivered pursuant hereto or (d) the assignment of Eurodollar Loans other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.14(b), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Eurodollar Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Eurodollar Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, for the period that would have been the Interest Period for such Eurodollar Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such

Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

          SECTION 2.10. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

     (b) Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

     (c) The Borrower shall indemnify the Administrative Agent and each Lender, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower under any Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

     (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

     (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate, provided that such Foreign Lender has received written notice from the

Borrower or Administrative Agent, as the case may be, advising it of the availability of such exemption or reduction and supplying all applicable documentation.

          (f) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other person.

          SECTION 2.11. Pro Rata Treatment. Each repayment or prepayment of principal of any Loans and payment of interest on the Loans shall be allocated pro rata among the Lenders in accordance with the respective principal amounts of their outstanding Loans. Each Lender agrees that in computing such Lender’s portion of any Loans to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Loans to the next higher or lower whole dollar amount.

          SECTION 2.12. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower, Holdings or the Guarantor, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lenders under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans as a result of which the unpaid principal portion of its Loans shall be proportionately less than the unpaid principal portion of the Loans of any other Lenders, it shall be deemed simultaneously to have purchased from such other Lenders at face value, and shall promptly pay to such other Lenders the purchase price for, a participation in the Loans of such other Lenders, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate unpaid principal amount of the Loans and participations in Loans held by all the Lenders; provided, however, that (a) if any such participations are purchased pursuant to this Section 2.12 and the payment giving rise thereto shall thereafter be recovered, such participations shall be rescinded to the extent of such recovery and the purchase price restored without interest, and (b) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Loan deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lenders by reason of such participation as fully as if such Lenders had made a Loan directly to the Borrower in the amount of such participation.

     SECTION 2.13. Payments. (a) The Borrower shall make each payment (including principal of or interest on any Loan any fees or other amounts) hereunder not later than 2:00 p.m., New York City time, on the date when due in immediately available dollars, without setoff, defense or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. Each such payment (other than payments pursuant to Sections 2.08, 2.09, 2.10 and 8.05, which shall be made directly to the persons entitled thereto) shall be made to the Administrative Agent at its designated office.

     (b) The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. Whenever any payment (including principal of or interest on any Loan or any fees or other amounts) hereunder shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest, if applicable.

     SECTION 2.14. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.08, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.10, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.08 or 2.10, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not be inconsistent with its internal policies or otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

     (b) If any Lender requests compensation under Section 2.08, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.10, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 8.08), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest) or the Borrower (in the case of all other amounts), (iii) the Borrower or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 8.08(b) and (iv) in the case of any such assignment resulting from a claim for compensation under Section 2.08 or payments required to be made pursuant to Section 2.10, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise (including as a result of any action taken by such Lender under paragraph (a) above), the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

     SECTION 2.15. Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

ARTICLE III

Representations and Warranties

     Each of Holdings and the Borrower represents and warrants to the Lenders that:

     SECTION 3.01. Organization; Powers. Each of Holdings and the Borrower has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and each other Loan Document to which it is or will be a party and, in the case of the Borrower, to borrow hereunder. Holdings owns, beneficially and of record, 100% of the issued and outstanding equity interests of the Borrower.

     SECTION 3.02. Authorization. The execution, delivery and performance by each of Holdings and the Borrower of this Agreement and each other Loan Document to which it is or will be a party, the borrowing of the Loans hereunder and the purchase by the Borrower of the Convertible Notes and the Warrants (collectively, the “Transactions”) (a) have been duly authorized by all requisite organizational and, if required, stockholder or member action and (b) will not (i) violate (A) any provision of law, statute, rule or regulation applicable to it, or of the certificate or articles of incorporation or other constitutive documents or by-laws of Holdings or the Borrower, (B) any order of any Governmental Authority or (C) any provision of any indenture, agreement or other instrument to which Holdings or the Borrower is a party or by which either of them is or may be bound, or (ii) violate, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument.

     SECTION 3.03. Enforceability. This Agreement has been duly executed and delivered by each of Holdings and the Borrower and constitutes, and each Loan Document contemplated hereby to which it is or will be a party, when executed and delivered by Holdings or the Borrower, as applicable, will constitute, a legal, valid and binding obligation of Holdings or the Borrower, as applicable, enforceable against Holdings or the Borrower, as applicable, in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

     SECTION 3.04. Governmental Approvals; Compliance with Laws. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, except for such as have been made or obtained and are in full force and effect. Each of Holdings and the Borrower (a) is in compliance in all material respects with all laws, statutes, rules, regulations and orders applicable to it and (b) has filed or caused to be filed all material tax returns required to be filed by it and paid or caused to be paid all material taxes required to be paid by it.

     SECTION 3.05. Federal Reserve Regulations. (a) Neither Holdings nor the Borrower is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

     (b) Taking into account all of the Transactions, no part of the proceeds of the Loans will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X.

     SECTION 3.06. Use of Proceeds. The proceeds of the Loans will be deposited in the Blocked Account in satisfaction of the Borrower’s obligation in respect of the payment of the purchase price relating to its purchase of the Convertible Notes and the Warrants.

     SECTION 3.07. Investment and Holding Company Status. Neither Holdings nor the Borrower is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

     SECTION 3.08. No Other Assets or Activities. As of the date hereof, except as expressly contemplated by the Loan Documents, the Convertible Notes Documents and the Securityholders Agreement, Holdings and the Borrower do not have and are not subject to any liabilities, obligations or commitments and do not own, and have never owned, directly or indirectly, any assets or properties (other than, with respect to Holdings, the Borrower Equity and, with respect to the Borrower, the Convertible Notes and the Warrants), and do not and have not conducted any business or activities. Each of Holdings and the Borrower were organized in contemplation of the Transactions. Holdings does not have any subsidiaries other than the Borrower and the Borrower does not have any subsidiaries.

ARTICLE IV

Conditions

     SECTION 4.01. Closing. The obligations of the Lenders to make Loans hereunder are subject to the satisfaction or waiver of the following conditions:

     (a) The Administrative Agent shall have received from each party hereto a counterpart of this Agreement signed on behalf of such party.

     (b) The representations and warranties set forth in Article III shall be true and correct on and as of the date the Loans are borrowed with the same effect as though made on and as of such date.

     (c) At the time and immediately after giving effect to the borrowing of the Loans, no Event of Default or Default shall have occurred and be continuing.

     (d) The Administrative Agent shall have received, on behalf of itself and the Lenders party to the Loan Documents on the date hereof, a favorable written opinion (addressed to the Administrative Agent and the Lenders party to the Loan Documents on the date hereof) of (i) Simpson Thacher & Bartlett LLP, counsel for Holdings and the Borrower, covering such matters as the Administrative Agent shall have reasonably requested, including matters with respect to the compliance of the Transactions with the provisions of the Regulations of the Board, including Regulations T, U and X and the creation and perfection of the security interests created under the Collateral Agreement, and (ii) Skadden, Arps, Meagher, Slate and Flom LLP, counsel for the Guarantor, covering such matters as the Administrative Agent shall have reasonably requested, including matters with respect to the creation and perfection of the security interests created under the Blocked Account Agreement.

     (e) The Administrative Agent shall have received certificates, dated the Effective Date, containing such evidence as the Administrative Agent shall reasonably have requested as to the organization, existence, good standing, corporate power and authority of Holdings, the Borrower and the Guarantor to enter into the transactions contemplated hereby, and confirming compliance with the conditions precedent set forth in paragraphs (b) and (c) of this Section 4.01, in each case signed by an Authorized Officer of Holdings, the Borrower or the Guarantor as applicable.

     (f) The Administrative Agent shall have received all amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by Holdings, the Borrower or the Guarantor, under any Loan Document.

     (g) The Merger Agreement and the VAB Transaction Agreement shall have been executed or shall be executed simultaneously with the funding of the Loans, in each case in the form previously provided to the Administrative Agent, and a copy thereof shall have been delivered to the Administrative Agent.

     (h) The Sponsor Commitment Letter shall have been executed or shall be executed simultaneously with the funding of the Loans in the form previously provided to the Administrative Agent, and a copy thereof shall have been delivered to the Administrative Agent.

     (i) The Collateral and Guarantee Requirement shall have been satisfied.

     (j) The Guarantor shall have deposited the Additional Amounts in the Blocked Account.

ARTICLE V

Covenants

     Until the principal of and interest on the Loans and all fees, expenses and other amounts (other than contingent amounts not yet due) payable under any Loan Document shall have been paid in full, each of Holdings and the Borrower covenants and agrees with the Lenders that:

     SECTION 5.01. Notices of Material Events. Holdings and the Borrower will furnish to the Administrative Agent (for distribution to each Lender through the Administrative Agent) prompt written notice of the following:

     (a) the occurrence of any Default; or

     (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of an Authorized Officer of Holdings or the Borrower, affecting Holdings, the Borrower or the Blocked Account.

     SECTION 5.02. Existence. Each of Holdings and the Borrower will do or cause to be done all things necessary to obtain, preserve, renew and keep in full force and effect its legal existence and rights, licenses, permits and privileges. Neither Holdings nor the Borrower will merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or liquidate or dissolve.

     SECTION 5.03. Compliance with Laws. Each of Holdings and the Borrower will comply with its certificate or articles of incorporation or other constitutive documents or by-laws and comply in all material respects with all laws, statutes, rules or regulations, and all orders of any Governmental Authority, applicable to it.

     SECTION 5.04. Use of Proceeds. The proceeds of the Loans will be deposited in the Blocked Account in satisfaction of the Borrower’s obligation in respect of the payment of the purchase price relating to its purchase of the Convertible Notes and the Warrants. No part of the proceeds of the Loans will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of any of the Regulations of the Board, including Regulations T, U and X.

     SECTION 5.05. Further Assurances. Each of Holdings and the Borrower will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions that may be required under any applicable law, or that the Administrative Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of Holdings, the Borrower and the Guarantor.

     SECTION 5.06. No Activities. Neither Holdings nor the Borrower will assume, incur or otherwise become subject to any liabilities, obligations or commitments whatsoever, grant or permit to exist any Liens on their respective assets or own, directly or indirectly, any assets or properties, and neither Holdings nor the Borrower will engage in any transactions or conduct any businesses or activities, except for such Liens, assets, liabilities and transactions as are expressly contemplated by the Loan Documents, the Convertible Notes Documents and the Securityholders Agreement. Neither Holdings nor the Borrower will create or acquire any subsidiaries after the date hereof or make or agree to make any dividends, distributions or other payments in respect of its equity interests.

     SECTION 5.07. Amendment of Material Documents. Neither Holdings nor the Borrower will amend, modify, waive, terminate or release (a) their respective certificates or articles of incorporation or other constitutive documents or by-laws, (b) the Sponsor Commitment Letter or (c) any Convertible Notes Document, in each case if the effect of such amendment, modification, waiver, termination or release is adverse (or, in the case of clause (c), materially adverse) to Holdings, the Borrower or the Lenders.

     SECTION 5.08. Convertible Notes and Warrants. Immediately upon the borrowing of the Loans, Holdings and the Borrower shall ensure that the Collateral and Guarantee Requirement is satisfied with respect to the Convertible Notes and the Warrants.

ARTICLE VI

Events of Default

     If any of the following events (any such event, an “Event of Default”) shall occur:

     (a) the Borrower shall fail to pay any principal of or accrued interest on the Loans, or any fee or any other amount payable under any Loan Document, when and as the same shall become due and payable;

     (b) any representation or warranty made or deemed made by or on behalf of Holdings or the Borrower in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect when made or deemed made;

     (c) Holdings or the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01, 5.02, 5.04, 5.06, 5.07 or 5.08;

     (d) Holdings, the Borrower or the Guarantor shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraph (a) or (c) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower;

     (e) the Sponsor Commitment Letter shall be terminated or otherwise fail to be (or shall be alleged or asserted by the Sponsors not to be) in effect or shall be amended in any respect adverse to the Lenders or the Merger Agreement or VAB Transaction Agreement shall be amended or waived in any manner materially adverse to the Lenders.

     (f) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Holdings, the Borrower or the Guarantor or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or the Guarantor or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

     (g) Holdings, the Borrower or the Guarantor shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (f) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or the Guarantor or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

     (h) any Lien purported to be created under any Loan Document shall cease to be, or shall be asserted by Holdings, the Borrower or the Guarantor not to be, a valid and perfected first-priority Lien on any Collateral, except as a result of the Administrative Agent’s failure to maintain possession in New York of any stock certificates, promissory notes or other instruments delivered to it under the Collateral Agreement;

     (i) any Loan Document or any Guarantee shall for any reason be asserted by Holdings, the Borrower or the Guarantor not to be a legal, valid and binding obligation of any such party;

     (j) any Guarantee shall cease to be in full force and effect; or

     (k) one or more judgments for the payment of money in an aggregate amount in excess of $10,000 (to the extent not covered by independent third party insurance as to which the insurer acknowledges coverage by an insurer with credit reasonably satisfactory to the Administrative Agent) shall be rendered against Holdings, the Borrower or any combination thereof and the same shall remain undischarged, unsatisfied, unvacated, unstayed or unbonded pending appeal for a period of 30 days or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Holdings or the Borrower to enforce any such judgment;

then, and in every such event (other than an event described in paragraph (f) or (g) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event described in paragraph (f) or (g) of this Article, the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VII

The Administrative Agent

     In order to expedite the transactions contemplated by this Agreement, JPMorgan Chase Bank, N.A., is hereby appointed to act as Administrative Agent on behalf of the Lenders (for purposes of this Article VII, the Administrative Agent is referred to as the “Agent”). Each of the Lenders and each assignee of any such Lender, hereby irrevocably authorizes the Agent to take such actions on behalf of such Lenders or assignee and to exercise such powers as are specifically delegated to the Agent by the terms and provisions of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and any assignee of any Lender, and neither Holdings nor the Borrower shall have rights as a third party beneficiary of any such provisions. The Agent is hereby expressly authorized by the Lenders, without hereby limiting any implied authority, (a) to receive on behalf of the Lenders all payments of principal of and interest on the Loans and all other amounts due to the Lenders hereunder, and promptly to distribute to each Lender its proper share of each payment so received; (b) to give notice on behalf of each of the Lenders to the Borrower of any Event of Default under this Agreement of which the Agent has actual knowledge acquired in connection with its agency hereunder; and (c) to distribute to each Lender copies of all notices, financial statements and other materials delivered by Holdings, the Borrower or the Guarantor pursuant to this Agreement as received by the Administrative Agent.

     The Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary or believed by the Agent in good faith to be necessary under the circumstances as provided in Section 8.08), and (c) except as expressly set forth in the Loan Documents, the

Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings or the Borrower that is communicated to or obtained by the bank serving as Agent or any of its Affiliates in any capacity. The Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary or believed by the Agent in good faith to be necessary under the circumstances as provided in Section 8.08) or in the absence of its own gross negligence or wilful misconduct. The Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Agent by Holdings, the Borrower or a Lender, and the Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Agent.

     The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or otherwise authenticated by the proper person. The Agent also may rely upon any statement made to it orally or by telephone and believe to it to be made by the proper person, and shall not incur any liability for relying thereon. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

     The Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

     Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower (not to be unreasonably withheld or delayed), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and the Borrower and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent with the consent of the Borrower (not to be unreasonably withheld or delayed) that shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from all its duties and obligations under the Loan Documents. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Agent’s resignation hereunder, the provisions of this Article and Section 8.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by it while the retiring Agent was acting as Agent.

     With respect to the Loans made by it hereunder, the Agent in its capacity as a Lender and not as Agent shall have the same rights and powers as any other Lender and may exercise the same as though it were not an Agent, and the Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Holdings or the Borrower or any Affiliate thereof as if it were not the Agent hereunder.

     Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon any loan Document or any related agreement or any document furnished thereunder.

ARTICLE VIII

Miscellaneous

     SECTION 8.01. Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

     (a) if to Holdings or the Borrower, to it c/o Silver Lake Partners, 2725 Sand Hill Road, Suite 150, Menlo Park, California 94025, Attention of Alan K. Austin (Telecopy: 650-234-2593);

     (b) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 1111 Fannin, 10th Floor, Houston, Texas 77002, Attention of Carla Kinney (Telecopy No. (713) 750-2666), with a copy to JPMorgan Chase Bank, N.A., 277 Park Avenue, 23rd Floor, New York, New York 10172, Attention of Thomas Mulligan (Telecopy No. (646) 534-1720); and

     (c) if to a Lender, to it at its address (or telecopy number) set forth below its signature herein or in the Assignment and Assumption pursuant to which such Lenders shall have become a party hereto.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. Notices and other communications to the Lenders hereunder may also be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy or by any other electronic means or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 8.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 8.01.

     SECTION 8.02. Survival of Agreement. All covenants, agreements, representations and warranties made by Holdings or the Borrower in the Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to any Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or other amount payable under this Agreement is outstanding and unpaid. The provisions of Sections 2.08, 2.09, 2.10 and 8.05 and Article VII shall remain operative and in full force and effect regardless of the expiration or termination of this Agreement or any provision hereof, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the invalidity or unenforceability of any term or provision of this Agreement, or any investigation made by or on behalf of the Administrative Agent or any Lender.

     SECTION 8.03. Binding Effect. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Borrower, the Administrative Agent (in its capacity thereas and as a Lender), and each Lender, and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

     SECTION 8.04. Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, the Administrative Agent or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

     (b) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby,

except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (d) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

     (c) (i) Subject to the conditions set forth in paragraph (c)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower, but only if, after giving effect to such assignment, the Lenders under this Agreement on the Effective Date would hold Loans with an aggregate principal amount less than 50.1% of the total aggregate unpaid principal amount of the Loans then outstanding (it being understood that each subsequent assignment by a Lender shall require the consent of the Borrower); provided that no consent of the Borrower shall, in any event, be required for an assignment of a Loan to an assignee that is a Lender or an Affiliate of a Lender or, if an Event of Default has occurred and is continuing, any other person; and

(B) the Administrative Agent (such consent not to be unreasonably withheld); provided that no consent of the Administrative Agent shall be required for an assignment of a Loan to an assignee that is a Lender or an Affiliate of a Lender.

     (ii) Assignments shall be subject to the following additional conditions: (A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Loans, the amount of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000, unless the Borrower and the Administrative Agent otherwise consent (such consent not to be unreasonably withheld or delayed), provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing, (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, provided that assignments made pursuant to Section 2.14(b) shall not require the signature of the assigning Lender to become effective, and (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any tax forms required by Section 2.10(e).

     (iii) Subject to acceptance and recording thereof pursuant to paragraph (c)(v) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.08, 2.09, 2.10 and 8.05 and to any fees payable hereunder that have accrued for such Lender’s account but have not yet been paid). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d)(i) of this Section.

     (iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and the principal amount of the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The Register shall contain the name and address of the Administrative Agent. The entries in the Register shall be conclusive, and Holdings, the Borrower, the Administrative Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

     (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 2.10(e) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (c) of this Section and any written consent to such assignment required by paragraph (c) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

     (d) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of the Loans owing to it), provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) Holdings, the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 8.08(b) that affects such Participant. Subject to paragraph (d)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.08, 2.09 and 2.10 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.06 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.12 as though it were a Lender.

     (ii) A Participant shall not be entitled to receive any greater payment under Section 2.08 or Section 2.10 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.10 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.10(e) as though it were a Lender.

          (e) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

     SECTION 8.05. Expenses; Indemnity; Damage Waiver. (a) Holdings and the Borrower shall pay all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable and documented fees, charges and disbursements of counsel for the Administrative Agent, in connection with any syndication of the Loans provided for herein and the preparation and administration of the Loan Documents or in connection with any amendments, modifications or waivers of the provisions thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Lender in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

     (b) The Borrower shall indemnify the Administrative Agent, each Lender, each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related out-of-pocket expenses, including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee by any third party or by Holdings or the

Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby or (ii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Holdings or the Borrower and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final judgment to have resulted from the gross negligence, bad faith or wilful misconduct of such Indemnitee.

     (c) To the extent the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s pro rata share (determined) as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the aggregate principal amount of Loans outstanding at the time.

     (d) To the fullest extent permitted by applicable law, neither Holdings nor the Borrower shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated thereby, the Transactions, any Loan or the use of the proceeds thereof.

     (e) All amounts due under this Section shall be payable not later than five Business Days after written demand therefor.

     SECTION 8.06. Right of Setoff; Waiver by Borrower. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The applicable Lender shall notify the Borrower and the Administrative Agent of such setoff and application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section. The rights of each Lender under this Section 8.06 are in addition to other rights and remedies (including other rights of setoff) which such Lenders may have.

     SECTION 8.07. Applicable Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

     SECTION 8.08. Waivers; Amendments. (a) No failure or delay of the Administrative Agent or any Lender in exercising any power or right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders under the Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by Holdings, the Borrower or the Guarantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

     (b) Neither any Loan Document nor any provision thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and each of the parties thereto, in each case with the consent of the Required Lenders, provided that no such agreement shall (i) forgive any portion of any Loan or extend the final scheduled maturity date of any Loan or reduce the stated rate, or forgive any portion, or extend the date for the payment, of any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates), or amend Section 2.12 in a manner that would alter the pro rata sharing of payments required thereby, in each case without the written consent of each Lender directly and adversely affected thereby, or (ii) amend, modify or waive any provision of this Section 8.08(b) or the percentage set forth in the definition of “Required Lenders” or consent to the assignment or transfer by the Borrower of its rights and obligations hereunder, in each case without the written consent of each Lender directly and adversely affected thereby, or (iii) amend, modify or waive any provision of Article VII without the written consent of the Administrative Agent, or (iv) release the Collateral or any Guarantee, in each case without the written consent of all Lenders. Any such agreement shall apply equally to each of the affected Lenders and shall be binding upon the Borrower, such Lenders, the Administrative Agent and all future holders of the affected Loans. In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder, and any Default or Event of Default waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

     SECTION 8.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lenders holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 8.09 shall be cumulated and the interest and Charges payable to such Lenders in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lenders.

     SECTION 8.10. Entire Agreement. This Agreement constitutes the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement. Nothing in this Agreement, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     SECTION 8.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.11.

     SECTION 8.12. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).

     SECTION 8.13. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 8.03. Delivery of an executed counterpart of a signature page to this Agreement by telecopy shall be as effective as delivery of a manually executed counterpart of this Agreement.

     SECTION 8.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

     SECTION 8.15. Jurisdiction; Consent to Service of Process. (a) Each of Holdings and the Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in any Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to any Loan Document against Holdings, the Borrower or their respective properties in the courts of any jurisdiction.

     (b) Each of Holdings and the Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

     (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.01. Nothing in any Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

     SECTION 8.16. Confidentiality. Each of the Administrative Agent and the Lenders agrees to keep confidential (and to use its best efforts to cause its respective agents and representatives to keep confidential) the Information (as defined below) and all copies thereof, extracts therefrom and analyses or other materials based thereon, except that the Administrative Agent or any Lender shall be permitted to disclose Information (a) to its and its Affiliates’ respective officers, directors, employees, agents and representatives, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), as need to know such Information, (b) to any other party to this Agreement, (c) to the extent requested by any regulatory authority, including the National Association of Insurance Commissioners or any successor entity thereto, (d) to the extent otherwise required by applicable laws and regulations or by any subpoena or similar legal process, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding (i) relating to any Loan Document or the enforcement of rights thereunder or (ii) for purposes of establishing a “due diligence” defense, (f) with the consent of the Borrower, or (g) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 8.16 or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than Holdings or the Borrower (provided that the source is not actually known by such disclosing party to be bound by an agreement containing provisions substantially the same as those contained in this Section 8.16); provided, however, that the Administrative Agent or any Lender, as the case may be, shall provide the Borrower, to the extent practicable, with advance notice of any disclosure of information referred to in clauses (c), (d) and (e) above. For the purposes of this Section, “Information” shall mean all financial statements, certificates, reports, agreements and information (including all analyses, compilations and studies prepared by the Administrative Agent or any Lender based on any of the foregoing) that are received from Holdings or the Borrower and related to Holdings or the Borrower or its business, any shareholder of the Borrower or any employee, customer or supplier of the Borrower, other than any of the foregoing that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to its disclosure thereto by Holdings or the Borrower, provided that in the case of Information provided by Holdings or the Borrower after the date hereof, such Information is clearly identified at the time of delivery as confidential. Any person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information. The provisions of this Section 8.16 shall remain operative and in full force and effect regardless of the expiration and term of this Agreement.

     SECTION 8.17. USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

NORWAY HOLDINGS SPV, LLC, By: SILVER LAKE PARTNERS II TSA, L.P., as Managing Member By: SILVER LAKE TECHNOLOGY ASSOCIATES II, L.L.C., its General Partner
By:	/s/ Alan K. Austin
	Name:	Alan K. Austin
	Title:	Managing Director and Chief Operating Officer

Telecopy:

AND

By: HELLMAN & FRIEDMAN CAPITAL
       PARTNERS IV, L.P., as Managing Member
By: H&F INVESTORS IV, LLC, its General
       Partner
By: H&F ADMINISTRATION IV, LLC, its
       Administrative Manager
By: H&F INVESTORS III, Inc., its Manager

By:	/s/ Mitchell R. Cohen
	Name:	Mitchell R. Cohen
	Title:	Vice President

Telecopy:

NORWAY ACQUISITION SPV, LLC,
By: NORWAY HOLDINGS SPV, LLC, as
       Managing Member
By: SILVER LAKE PARTNERS II TSA, L.P., as
       Managing Member
By: SILVER LAKE TECHNOLOGY
       ASSOCIATES II, L.L.C.,
       its General Partner

By:	/s/ Alan K. Austin
	Name:	Alan K. Austin
	Title:	Managing Director and Chief Operating Officer

Telecopy:

AND

By: HELLMAN & FRIEDMAN CAPITAL
       PARTNERS IV, L.P., as Managing Member
By: H&F INVESTORS IV, LLC, its General
       Partner
By: H&F ADMINISTRATION, LLC, its
       Administrative Manager
By: H&F INVESTORS III, Inc., its Manager

By:	/s/ Mitchell R. Cohen
	Name:	Mitchell R. Cohen
	Title:	Vice President

Telecopy:

JPMORGAN CHASE BANK, N.A., as Administrative Agent,
By:	/s/ Thomas H. Mulligan
	Name:	Thomas H. Mulligan
	Title:	Managing Director

Telecopy:

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Syndication Agent,
By:	/s/ Cécile Baker
	Name:	Cécile Baker
	Title:	Director

Telecopy:

MERRILL LYNCH CAPITAL CORPORATION,
By:	/s/ Cécile Baker
	Name:	Cécile Baker
	Title:	Director

Telecopy: